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                                                                    Exhibit 99.2

Contact:

Rudy Wilson
Chief Executive Officer
Asia Automotive Acquisition Corporation
(248) 593-8330

FOR IMMEDIATE RELEASE


                     ASIA AUTOMOTIVE ACQUISITION CORPORATION
                        COMPLETES INITIAL PUBLIC OFFERING

            Birmingham, Michigan, April 18, 2006 -- Asia Automotive Acquisition Corporation (OTC Bulletin Board: AAACU) announced today that it consummated its initial public offering of 5,031,250 units on April 18, 2006, which amount included the exercise in full of the underwriters' over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit. The initial public offering generated aggregate gross proceeds of $40,250,000 to the Company. Rodman & Renshaw, LLC acted as lead manager and Chardan Capital Markets, LLC acted as co-manager of the initial public offering.

            Audited financial statements as of April 18, 2006 reflecting receipt of the proceeds of the initial public offering will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

            Asia Automotive Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the Asian automotive component supply industry.

            Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, New York, NY 10020.

            A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.